                                                                     EXHIBIT 4.4

                         CERTIFICATE OF DESIGNATION OF
                            SERIES B PREFERRED STOCK

                                       OF

                             NEW WORLD COFFEE, INC.



It is hereby certified that:

          1. The name of the Company (hereinafter called the "Company") is New World Coffee, Inc., a Delaware corporation.

          2. The certificate of incorporation of the Company authorizes the issuance of Two Million (2,000,000) shares of preferred stock, $.001 par value per share, and expressly vests in the Board of Directors of the Company the authority provided therein to issue any or all of said shares in one (1) or more series and by resolution or resolutions to establish the designation and number and to fix the relative rights and preferences of each series to be issued.

          3. The Board of Directors of the Company, pursuant to the authority expressly vested in it as aforesaid, has previously created a Series A Preferred Stock, $.001 par value per share, with 400 authorized shares and 315 shares outstanding and has adopted the resolutions set forth below creating a Series B issue of Preferred Stock:


          RESOLVED, that Two Hundred Twenty Five (225) of the Two Million (2,000,000) authorized shares of Preferred Stock of the Company shall be designated Series B Preferred Stock, $.001 par value per share, and shall possess the rights and preferences set forth below:

          Section 1.  Designation and Amount.  The shares of such series shall
          ---------   ----------------------
have a par value of $.001 per share and shall be designated as Series B Preferred Stock (the "Series B Preferred Stock") and the number of shares constituting the Series B Preferred Stock shall be Two Hundred Twenty Five
(225). The Series B Preferred Stock shall be issued in exchange for outstanding Series A Preferred Stock and shall be deemed to have an original issue price per share equal to Eleven Thousand Eight Hundred Dollars ($11,800) per share (the "Original Series B Issue Price"), with an eight percent (8%) per annum accretion rate as set forth herein commencing January 1, 1997.

          Section 2.   Rank.  The Series B Preferred Stock shall rank: (i)
          ---------    ----
junior to any other class or series of capital stock of the Company hereafter created specifically ranking by its terms senior to the Series B Preferred Stock (the "Senior Securities"); (ii) prior to all of the Company's Common Stock, $.001 par value per share (the "Common Stock"); (iii) prior to any class or series of capital stock of the Company hereafter created not specifically ranking by its terms senior to or on parity with any Series B Preferred Stock of whatever subdivision (collectively, with the Common Stock, "Junior Securities); and (iv) on parity with the Series A Preferred Stock and any class or series of capital stock of the Company hereafter created specifically ranking by its terms on parity with the Series B Preferred Stock ("Parity Securities") in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").

          Section 3.  Dividends.  The Series B Preferred Stock will bear no
          ---------   ---------
dividends, and the holders of the Series B Preferred Stock (the "Holders") shall not be entitled to receive dividends on the Series B Preferred Stock.

          Section 4.  Liquidation Preference.
          ---------   ----------------------

          (a) In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the Holders of shares of Series B Preferred Stock shall be entitled to receive, immediately after any distributions to Senior Securities required by the Company's Certificate of Incorporation or any certificate of designation, and prior in preference to any distribution to Junior Securities but in parity with any distribution to Parity Securities, an amount per share equal to the sum of (i) the Original Series B Issue Price and (ii) an amount equal to eight percent (8%) of the Original Series B Issue Price per annum for the period that has passed since the date of issuance (the "Issue Date") of such Series B Preferred Stock by the Company (such amount being referred to herein as the "Premium"). If upon the occurrence of such event, and after payment in full of the preferential amounts with respect to the Senior Securities, the assets and funds available to be distributed among the Holders of the Series B Preferred Stock and Parity Securities shall be insufficient to permit the payment to such Holders of the full preferential amounts due to the Holders of the Series B Preferred Stock and the Parity Securities, respectively, then the entire assets and funds of the Company legally available for distribution shall be distributed among the Holders of the Series B Preferred Stock and the Parity Securities, pro rata, based on the respective liquidation amounts to which each such series of stock is entitled by the Company's Certificate of Incorporation and any certificate(s) of designation relating thereto.

          (b) Upon the completion of the distribution required by Section 4(a), if assets remain in this Company, they shall be distributed to holders of Junior Securities in accordance with the Company's Certificate of Incorporation including any duly adopted certificate(s) of designation.

          (c) At each Holder's option, a sale, conveyance or disposition of all or substantially all the assets of the Company to a private entity, the common stock of which is not publicly traded, shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 4; provided, however, that an event described in the prior clause that the Holder does not elect to treat as a liquidation and a consolidation, merger, acquisition, or other business combination of the Company with or into any other company or companies shall not be treated as a liquidation, dissolution or winding up within the meaning of this Section 4, but instead shall be treated pursuant to
Section 5(e) hereof (a Holder who elects to have the transaction treated as a liquidation is herein referred to as a "Liquidating Holder").

          (d) Prior to the closing of a transaction described in Section 4(c) which would constitute a liquidation event, the Company shall either (i) make all cash distributions it is required to make to the Liquidating Holders pursuant to the first sentence of Section 4(a), (ii) set aside sufficient funds from which the cash distributions required to be made to the Liquidating Holders can be made, or (iii) establish an escrow or other similar arrangement with a third party pursuant to which the proceeds payable to the Company from a sale of all or substantially all the assets of the Company will be used to make the liquidating payments to the Liquidating Holders immediately after the consummation of such sale. In the event that the Company has not fully complied with either of the foregoing alternatives, the Company shall either: (x) cause such closing to be postponed until such cash distributions have been made, or
(y) cancel such transaction, in which event the rights of the Holders or other arrangements shall be the same as existing immediately prior to such proposed transaction.

          Section 5.  Conversion.  The record Holders of this Series B Preferred
          ---------   ----------
Stock shall have conversion rights as follows (the "Conversion Rights") :

          (a) Right to Convert. Each record Holder of Series B Preferred Stock shall be entitled (at the times and in the amounts set forth below) and subject to the Company's right of redemption set forth in Section 6(a), to convert whole or (if necessary to convert the maximum amount allowable) fractional shares of Series B Preferred Stock for the Common Stock issuable upon conversion of the Series B Preferred Stock, for resale either pursuant to an effective shelf registration statement under the Securities Act of 1933, as amended (the

"Registration Statement") or, if the Registration Statement is not effective, then pursuant to any applicable exemption, as follows:

          Lock Up Period: The Series B Preferred Stock shall not be convertible into Common Stock until six (6) months following December 1, 1996 (the "Lock-up Period").

          Conversion Quota: Beginning on the first day following the termination of the Lock-up Period (the "Initial Conversion Gate"), each Holder shall accrue the right to convert into Common Stock up to 20% of the aggregate number of shares of Series B Preferred Stock issued to such Holder, and for each month that expires thereafter, Holder shall accrue (the "Accrual Rate") the right to convert an additional 20% of the shares of the Series B Preferred Stock issued to such Holder into Common Stock (the number of shares that may be converted at any time, in the aggregate, is herein referred to as the Conversion Quota), all at the Conversion Rate (as defined below). In the event that Holder elects not to convert its full Conversion Quota during any month, the unconverted amount shall be carried forward and added to the Conversion Quota. Each Holder may, from time to time, convert any portion of the Conversion Quota; provided, however, that in no event shall Holder convert during any month more than 25% of the shares of Series B Preferred Stock issued to Holder.

          Conversion Acceleration: If the Closing Bid Price of the Common Stock is $3.40 or greater for twenty consecutive trading days at any time before the end of the Lock-up Period, notwithstanding the Lock-up Period, each Holder's Accrual Rate for each month during which the twentieth day of such trading days falls shall equal 25% of the shares of Series B Preferred Stock issued to such Holder.

          For purposes hereof, the term "Closing Bid Price" shall mean the closing bid price on the Nasdaq National Market System published by The Nasdaq Stock Market, or if no longer traded on the Nasdaq National Market, the closing bid price on the Nasdaq Small Cap Market, the over-the-counter market or the principal national securities exchange on which the Common Stock is so traded and if such closing bid prices are not available, the mean of the high and low prices on the principal national securities exchange, the over-the-counter market or the Nasdaq Stock Market on which the Common Stock is so traded.

          The Initial Conversion Gate and each subsequent one month period referenced above are hereinafter referred to singularly as a Conversion Gate and collectively as Conversion Gates. At the applicable Conversion Gate and at any time thereafter, the percentage of Series B Preferred Stock issued to such Holder which is available for conversion as set forth above is convertible into that number of fully-paid and non-assessable shares of Common Stock of the Company calculated in accordance with the following formula (the "Conversion Rate"):

          Number of shares of Common Stock to be issued upon conversion ("Conversion") of one (1) share of Series B Preferred Stock =

                         (.08) (N/365)(11,800) + 11,800
                        --------------------------------

                             Fixed Conversion Price

where,

- N= the number of days between (i) the Issue Date and (ii) the applicable Date of Conversion (as defined in Section 5(b) (iv) below) for the shares of Series B Preferred Stock for which conversion is being elected, and

- Fixed Conversion Price = $3.40.

          At the Company's option, upon Conversion, it may elect to pay the Premium in cash, in which case the number of shares issued upon conversion of one (1) share of Series B Preferred Stock =

                                     11,800
                        --------------------------------

                             Fixed Conversion Price


          (b) Mechanics of Conversion. In order to convert Series B Preferred Stock into full shares of Common Stock, the Holder shall (i) fax, on or prior to 6:00 p.m., New York City time on the Date of Conversion, a copy of a fully executed notice of conversion ("Notice of Conversion") to the Company at the office of the Company or to the Company's designated transfer agent (the "Transfer Agent") for the Series B Preferred Stock stating that the Holder elects to convert, which notice shall specify the date of conversion, the number of shares of Series B Preferred Stock to be converted, the Conversion Rate and a calculation of the number of shares of Common Stock issuable upon such conversion (together with a copy of the front page of each certificate to be converted) and (ii) surrender to a common courier for either overnight or two
(2) day delivery to the office of the Company or the Transfer Agent, the original certificates representing the Series B Preferred Stock being converted (the "Preferred Stock Certificates"), duly endorsed for transfer; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the Preferred Stock Certificates are delivered to the Company or the Transfer Agent as provided above, or the Holder notifies the Company or its Transfer Agent that such certificates have been lost, stolen or destroyed (subject to the requirements of subparagraph (i) below). In the case of a reasonable dispute as to the calculation of the Conversion Rate, the Company shall promptly issue to the Holder the number of shares of Common Stock that are not disputed and shall submit the disputed calculations to the Company's outside accountant via facsimile within three (3) business days of receipt of the Holder's Notice of Conversion. The Company shall cause the accountant to perform the calculations and notify the Company and the Holder of the results no later than two (2) business days from the time it receives the disputed calculations. Accountant's calculation shall be deemed conclusive absent manifest error.

          (i) Lost or Stolen Certificates. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing shares of Series B Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Preferred Stock Certificate(s), if mutilated, the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date.

          However, the Company shall not be obligated to re-issue such lost or stolen Preferred Stock Certificates if Holder contemporaneously requests the Company to convert such Series B Preferred Stock into Common Stock.

          (ii) Delivery of Common Stock Upon Conversion. The Company no later than 6:00 p.m. (New York City time) on the third (3rd) business day after receipt by the Company or its Transfer Agent of all necessary documentation duly executed and in proper form required for Conversion, including the original Preferred Stock Certificates to be converted (or after provision for security or indemnification in the case of lost, stolen or destroyed certificates, if required), shall issue and surrender to a common courier for either overnight or (if delivery is outside the United States) two (2) day delivery to the Holder as shown on the stock records of the Company a certificate for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid.

          (iii) No Fractional Shares. If any conversion of the Series B Preferred Stock would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion, in the aggregate, shall be the next higher number of shares.

          (iv) Date of Conversion. The date on which conversion occurs (the "Date of Conversion") shall be deemed to be the date such Notice of Conversion is faxed to the Company or the Transfer Agent, as the case may be, provided that the advance copy of the Notice of Conversion is faxed to the Company on or prior to 6:00 p.m., New York City time, on the Date of Conversion. The original Preferred Stock Certificates representing the shares of Series B Preferred Stock to be converted shall be surrendered by depositing such certificates with a common courier for either overnight or two (2) day delivery, as soon as practicable following the Date of Conversion. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record Holder or Holders of such shares of Common Stock on the Date of Conversion.

          (c) Deposit with Escrow Agent of Number of Shares Issuable Upon Conversion. The Company shall deposit with a third party escrow agent a number of shares of Common Stock sufficient to convert to Common Stock all outstanding shares of Series B Preferred Stock issued in connection with the exchange of the Series A Preferred Stock.

          (d) Automatic Conversion. Each share of Series B Preferred Stock outstanding on the date which is three (3) years after the date on which the consummation of all exchanges by the Company of its Series A Preferred Stock for Series B Preferred Stock have occurred (the "Automatic Conversion Date") automatically shall be converted into Common Stock on such date at the Conversion Rate then in effect (calculated in accordance with the formula in Section 5(a) above), and the Automatic Conversion Date shall be deemed the Date of Conversion with respect to such conversion.

          (e)  Adjustment to Conversion Rate.

          (i) Adjustment to Fixed Conversion Price Due to Stock Split, Stock Dividend, Etc. If, prior to the conversion of all the Series B Preferred Stock, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, or other similar event, the Fixed Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Fixed Conversion Price shall be proportionately increased.

          (ii) Adjustment Due to Merger, Consolidation, Etc. If, prior to the conversion of all the Series B Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity or there is a sale of all or substantially the Company's assets that is not deemed to be a liquidation pursuant to Section 4(c), then the Holders of Series B Preferred Stock shall thereafter have the right to receive upon conversion of Series B Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities and/or other assets which the Holder would have been entitled to receive in such transaction had the Series B Preferred Stock been converted immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders of the Series B Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the Fixed Conversion Price and of the number of shares issuable upon conversion of the Series B Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise hereof. The Company shall not effect any transaction described in this subsection 5(e) (ii) unless (a) it first gives thirty (30) calendar days prior notice of such merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event (during which time the Holder shall be entitled to convert its shares of Series B Preferred Stock into Common Stock to the extent permitted hereby) and (b) the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligation of the Company under this Certificate of Designation, including the obligation of this subsection 5(e) (ii).

          (iii) No Fractional Shares. If any adjustment under this Section 5(e) would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be the next higher number of shares.

          Section 6.  Redemption by Company.
          ---------   ---------------------

          (a) Company's Right to Redeem at its Election. At any time, commencing on the Issue Date, the Company shall have the right, in its sole discretion, to redeem ("Redemption at Company's Election"), from time to time, in whole or in part, a number of shares of Series B Preferred Stock of each Holder equal to the greater of the number of shares of Series B Preferred Stock that such Holder is entitled to convert pursuant to Section 5 and the number of shares of Series B Preferred Stock that such Holder has the right to require the Company to redeem pursuant to Section 6(b).

          (i) Redemption Price At Company's Election. The "Redemption Price At Company's Election" shall be the sum of one hundred twenty percent (120%) of the Original Series B Issue Price and the accrued but unpaid Premium for such shares.

          (ii) Mechanics of Redemption at Company's Election. The Company shall effect each such Redemption at Company's Election by giving at least ten
(10) business days prior written notice ("Notice of Redemption At Company's Election") to (A) the Holders of the Series B Preferred Stock selected for redemption, at the address and facsimile number of such Holder appearing in the Company's Series B Preferred Stock register and (B) the Transfer Agent, which Notice of Redemption At Company's Election shall be deemed to have been delivered two (2) business days after the Company's mailing (by overnight or two
(2) day courier, with a copy by facsimile) of such Notice of Redemption At Company's Election. Such Notice of Redemption At Company's Election shall indicate (i) the number of shares of Series B Preferred Stock that have been selected for redemption, (ii) the date upon which such redemption is to become effective (the "Date of Redemption At Company's Election"), (iii) the applicable Redemption Price At Company's Election and (iv) detailed instructions as to the redemption procedure, including but not limited to instructions regarding the time and place for delivery of the Series B Preferred Stock being redeemed.

          (iii) Holder's Right to Convert in lieu of Redemption at Company's Election. Notwithstanding the Company's right to redeem shares of Series B Preferred Stock, upon receipt of a Notice of Redemption At Company's Election, each Holder of Series B

Preferred Stock may elect to exercise the Conversion Rights set forth in Section 5(a) with respect to such shares provided that the Holder faxes to the Company the Notice of Conversion and takes the other actions set forth in Section 5(b) prior to the Date of Redemption At Company's Election.

          (b) Holder's Right to Require Company to Redeem. Beginning on the date eight months after the Issue Date and continuing thereafter, each Holder shall have the right to require the Company to redeem (a "Requested Redemption") up to fifteen percent (15%) per calendar month, of the Series B Preferred Stock issued to such Holder, at a redemption price of 115% of the Original Series B Issue Price plus the accrued but unpaid Premium for such shares. The foregoing rights are non-cumulative and therefore any 15% portion not redeemed during any calendar month shall not be available for Requested Redemptions pursuant to this
Section 6(b) in subsequent calendar months. The Company may either pay the redemption price in cash or may alternatively convert (an "Alternate Conversion") such amount into Common Stock. In the event that the Company elects to convert such amount into Common Stock, the number of shares of Common Stock to be issued is calculated as follows (the "Alternate Conversion Rate"):

           115% of the Original Series B Issue Price plus the accrued but unpaid Premium with respect to such shares

        ----------------------------------------------------------------
                        5 Day Average Closing Bid Price,

where, the 5 Day Average Closing Bid Price equals the average Closing Bid Price of the Common Stock for the five (5) trading days immediately preceding the date of such Requested Redemption.

          (i) Mechanics of Requested Redemption or Alternate Conversion. The Holder shall effect a Requested Redemption by giving notice ("Notice of Requested Redemption") to the Company and the Transfer Agent on the date that such redemption is desired (the "Requested Redemption Date"). The Holder shall surrender to a common courier, by no later than 5:00 p.m. New York City time on the third business day following the Requested Redemption Date, for either overnight or two (2) day delivery to the office of the Company or its Transfer Agent, the original Preferred Stock Certificates being tendered for Requested Redemption. The Company shall give notice (a "Requested Redemption Confirmation") to the Holder and to the Transfer Agent, by facsimile, within one
(1) business day of receipt of a Notice of Requested Redemption, verifying that the Company intends to redeem in cash. If the Transfer Agent does not receive a Requested Redemption Confirmation by the next business day, the Transfer Agent shall effect an Alternate Conversion, and issue the appropriate number of shares of Common Stock to the Holder within three (3) business days after the later of
(i) the Requested Redemption Date, or (ii) the date the original Preferred Stock Certificates being converted are received.

          (c) Payment of Redemption Price. Each Holder submitting Preferred Stock being redeemed under Section 6(a) shall send their Preferred Stock Certificates so redeemed to the Company or the Transfer Agent no later than the Date of Redemption at Company's Election, and the Company shall pay the applicable redemption price to that Holder within five (5) business days of the Date of Redemption at Company's Election. The redemption shall be deemed to have been made on the Date of Redemption at Company's Election, and, if the Company pays the applicable redemption price to the Holder within the allotted time, all rights of the Holders shall cease as of the Date of Redemption at Company's Election with respect to such redeemed shares of Series B Preferred Stock except for the right thereafter to receive the redemption price in accordance herewith. Where a Holder has requested redemption under Section 6(b) and the Company has elected to pay the redemption in cash, the Company shall pay the applicable redemption price to such Holder within five (5) business days of the Requested Redemption Date. The Company shall not be obligated to deliver the redemption price unless the Preferred Stock Certificates so redeemed are delivered to the Company or the Transfer Agent, or, in the event one or more certificates have been lost, stolen, mutilated or destroyed, the Holder has complied with Section 5(b)(i).

          (d) Blackout Period. Notwithstanding the foregoing, the Company may not either send out a redemption notice or effect a redemption pursuant to
Section 6(a) above during a Blackout Period (defined as a period during which the Company's officers or directors would not be entitled to buy or sell stock because of their holding of material non-public information), unless the Company shall first disclose the non-public information that resulted in the Blackout Period, provided, however, that no redemption shall be effected until at least ten (10) days after the Company shall have given the Holder written notice that the Blackout Period has been lifted.

          Section 7.  Voting Rights. The Holders of the Series B Preferred Stock
          ---------   -------------
shall have no voting power whatsoever, except as otherwise provided by the General Corporation Law of the State of Delaware ("Delaware Law"), and no Holder of Series B Preferred Stock shall vote or otherwise participate in any proceeding in which actions shall be taken by the Company or the shareholders thereof or be entitled to notification as to any meeting of the shareholders.

          Notwithstanding the above, the Company shall provide the Holders with notification of any meeting of the shareholders regarding any major corporate events affecting the Company. In the event of any taking by the Company of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any share of any class or any other securities or property (including by way of merger, consolidation or reorganization), or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed sale, lease or conveyance of all or substantially all the assets of the Company, or any proposed liquidation, dissolution or winding up of the Company, the Company shall mail a notice to Holder, at least ten (10) days prior to the record date specified therein, of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time.

          To the extent that under Delaware Law the vote of the Holders of the Series B Preferred Stock, voting separately as a class, is required to authorize a given action of the Company, the affirmative vote or consent of the Holders of at least a majority of the shares of the Series B Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series B Preferred Stock (except as otherwise may be required under Delaware Law) shall constitute the approval of such action by the class. To the extent that under Delaware Law the Holders of the Series B Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one (1) class, each share of Series B Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of stockholders as the date as of which the Conversion Rate is calculated. Holders of the Series B Preferred Stock also shall be entitled to notice of all shareholder meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Company's by-laws and applicable statutes.

          Section 8.  Protective Provision.  So long as shares of Series B
          ---------   --------------------
Preferred Stock are outstanding, the Company shall not without first obtaining the approval (by vote or written consent, as provided by Delaware Law) of the Holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series B Preferred Stock, and at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding Holders:

          (a) alter or change the rights, preferences or privileges of the Series B Preferred Stock or any Senior Securities so as to affect adversely the Series B Preferred Stock;

          (b) create any new class or series of stock having a preference over or on parity with the Series B Preferred Stock or increase the size of the authorized number of Series B Preferred Stock; or

          (c) do any act or thing not authorized or contemplated by this Certificate of Designation which would result in taxation of the holders of shares of the Series B Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

          In the event Holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series B Preferred Stock agree to allow the Company to alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock, pursuant to subsection (a) above, so as to affect the Series B Preferred Stock, then the Company will deliver notice of such approved change to the Holders of the Series B Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and the Dissenting Holders shall have the right for a period of thirty (30) days to convert pursuant to the terms of this Certificate of Designation as they exist prior to such alteration or change; notwithstanding the otherwise applicable Conversion Quota, or continue to hold their shares of Series B Preferred Stock.

          Section 9.  Status of Redeemed or Converted Stock.  In the event any
          ---------   -------------------------------------
shares of Series B Preferred Stock shall be redeemed or converted pursuant to
Section 5 or Section 6 hereof, the shares so converted or redeemed shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated series, and shall not be issuable by the Company as Series B Preferred Stock.

          Section 10.  Preference Rights.  Nothing contained herein shall be
          ----------   -----------------
construed to prevent the Board of Directors of the Company from issuing one (1) or more series of Preferred Stock with dividend and/or liquidation preferences junior to the dividend and liquidation preferences of the Series B Preferred Stock.


Signed on January 21, 1997


                                      /s/ R. Ramin Kamfar
                                      -----------------------------------
                                      President

Attest:

/s/ Alan I. Annex
----------------------------------
Alan I. Annex, Secretary

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